Exhibit 10.4

AMENDMENT NO. 1 TO

LOAN AND SECURITY AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) is made this 10th day of February, 2015, by and between InterCore, Inc., a Delaware corporation (“InterCore”), and SRG International, Inc., a Canadian corporation (“SRG”) on the one hand; and Topside Limited Partners, LP, a Texas limited partnership (the “Lender”), on the other hand, to amend the terms of that certain Loan and Security Agreement dated October 29, 2014, and entered into by and between the parties (the “Note”). Together InterCore and SRG are referred to herein as the “Companies”. Each of the Companies and Topside shall be referred to herein as a “Party” and collectively as the “Parties”. In the event the terms of the Note and this Amendment No. 1 conflict, the terms of this Amendment No. 1 control. Any defined terms herein that are not defined herein have the meaning set forth in the Note.

WHEREAS, in the Note, Lender agreed to loan the Companies up to One Million Dollars ($1,000,000), and in exchange received the Note covering the terms of the loan, including, but not limited to, the Companies’ repayment terms and a warrant to purchase Two Million (2,000,000) shares of InterCore’s common stock (the “Warrant”);

WHEREAS, under Section 8 of the Note the principal amount due by the Companies is convertible by Topside, at any time, into either shares of InterCore’s Series D Preferred Stock or into shares of InterCore’s common stock;

WHEREAS, at the time of entering into the Note the Parties agreed that Topside would not be able to convert principal amount due under the Note into shares of InterCore’s common stock, or exercise the Warrant to acquire shares of InterCore’s common stock, if the receipt of shares of InterCore’s common stock would cause Topside to own more than 9.99% of InterCore’s common stock;

WHEREAS, the 9.99% limiter is contained in the Warrant, but was inadvertently omitted from the Note, and the parties want to correct the Note so it contains the agreed upon 9.99% limiter.

In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to this Amendment and that Section 8 of the Note is hereby amended by deleting Section 8 in its entirety and replacing Section 8 with the following:

“8. Conversion. Outstanding Principal may be converted at the election of the Lender at any time into Series D Preferred Shares at the price of $10.00 per share; or into restricted common stock at a price of a 60% discount to market based on the average closing price of the preceding five days except that, within six (6) months of the date of this agreement, Lender may convert the Outstanding Principal into restricted common stock at a price equal to the lesser of (i) $2.00 per share or (ii) a 60% discount to market based on the average closing price of the preceding five days. The right to convert the Outstanding Principal can be exercised up to five days after the Borrower has tendered repayment of the Principal. Notwithstanding the above, Lender may not exercise its rights to convert the Outstanding Principal due hereunder into restricted shares of InterCore common stock if such conversion would result in Lender, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder) in excess of 9.99% of the then issued and outstanding shares of InterCore common stock, including the shares issuable upon such conversion and held by the Lender after application of this Section. The provisions of this Section may be waived by Lender upon not less than 61 days prior notice to InterCore.”

IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers or other authorized signatory, have executed this Amendment No. 1 as of the date first above written. This Amendment No. 1 may be signed in counterparts and facsimile signatures are treated as original signatures.

“InterCore”		“SRG”

InterCore, Inc.		SRG International, Inc.,
a Delaware corporation		a Canadian corporation

/s/	James F. Groelinger	/s/	Raphael Huppe
By:	James F. Groelinger	By:	Raphael Huppe
Its:	Chief Executive Officer	Its:	Chief Technology Officer

“Lender”

Topside Partners, LP
a Texas limited partnership

/s/	Kimberly Guenther
By:	Kimberly Guenther
Trademont Associates, LLC, it General Partner